HALLIBURTON LETTERHEAD

Mr. David S. King
6464 San Felipe, #3203
Houston, Texas 77057

Re:           1999 Employment Agreement and Early Retirement Proposal

Dear David:

In recognition of your desire to have maximum flexibility with your work schedule for the foreseeable future, Halliburton is prepared to enter into this letter of intent, subject to approval by the Compensation Committee of the Halliburton Company Board of Directors, providing for a different schedule of benefits upon your termination of employment or early retirement from that contained in your existing Employment Agreement, effective October 1, 1999 (the “1999 Agreement”).

If your employment terminates for any reason other than as set forth in Section 3.2 of the 1999 Agreement prior to your early retirement on March 31, 2010, or due to your early retirement on such date, you agree that the following benefits will be provided to you in lieu of those provided under Section 3.3 of the 1999 Agreement, provided you and Halliburton enter into the attached Resignation, General Release and Settlement Agreement, which includes a two-year non-competition and non-solicitation agreement:

•	Vesting of all restricted shares.

•	Retention of stock options, subject to vesting schedules.

•
One years’ annual base salary instead of two years’ annual base salary as provided for in the 1999 Agreement.  If Halliburton terminates your employment prior to your early retirement date of March 31, 2010, for any reason other than those outlined in Section 3.2 of the 1999 Agreement, you will be entitled to a severance payment equal to one years’ annual base salary, plus an amount equal to your monthly base salary multiplied by the number of months between the date of termination and March 31, 2010.  For clarity, if Halliburton were to terminate your employment for any reason other than those provided for in Section 3.2 of your 1999 Agreement on March 31, 2009, you will receive one year’s annual base salary, plus an additional twelve months of monthly base salary because there would be twelve months between your termination date of March 31, 2009 and March 31, 2010.  Under no circumstances will your severance payment exceed two years’ annual base salary.

•	Pro rata payment of CVA for the year in which termination (or early retirement) occurs regardless of the year (instead of a payment for the entire year as provided under the 1999 Agreement).

•	Cash-in-lieu for financial planning and outplacement services, as well as payment or reimbursement for an executive physical examination for the year in which termination or early retirement occurs.

•
As consideration for a two-year non-competition and non-solicitation agreement, you will receive pro rata payments on those PUP Cycles in which your participation has previously been approved, or for which your participation is approved in future years; provided, however, it is Halliburton’s intention that you will not be nominated for participation in the 2010 PUP Cycle.  Any such payments will be made at the same time as those provided other participants under the applicable PUP Cycle(s) or upon the termination of the non-competition period, if later.

A copy of a draft Resignation, General Release and Settlement Agreement, which provides for your early retirement on March 31, 2010, is attached for your review.  If Halliburton terminates your employment prior to your early retirement date of March 31, 2010, for any reason other than those provided under Section 3.2 of the 1999 Agreement, then, subject to Compensation Committee approval, the benefits provided under this letter agreement will replace those provided under the 1999 Agreement and you will be required to enter into a Resignation, General Release and Settlement Agreement in exchange for such benefits.

If the terms outlined above are in accordance with our discussion, please sign where indicated below.

Very truly yours,

/s/ Lawrence J. Pope

Lawrence J. Pope

Attachment

Agreed to as of the 4th day of June, 2008.

/s/ David S. King
David S. King

RESIGNATION, GENERAL RELEASE AND SETTLEMENT AGREEMENT
Supplementing and Amending the Employment Agreement

This Resignation, General Release and Settlement Agreement (“Supplement”), is made and entered into as of the Effective Date (as defined in Section 13 hereof), by and among David S. King (“Employee”) and Halliburton Energy Services, Inc. (“Employer”), a subsidiary of Halliburton Company (“Halliburton”), for and on behalf of itself, its parents, its subsidiaries, and its affiliated companies (collectively, including Employer, the “Halliburton Entities”).

WHEREAS, Employee is currently employed by Employer pursuant to that certain Employment Agreement, dated as of January 1, 1999 (the “Employment Agreement”), a copy of which is attached hereto; and

WHEREAS, the parties hereto contemplate that Employee will voluntarily resign as an officer and director of, and from all positions, posts, offices and assignments with Employer and any other Halliburton Entity effective as of March 31, 2010 (the “Termination Date”), and Employee will take early retirement, following which termination Employee will not be entitled to receive the benefits provided under Section 3.3 of the Employment Agreement, but will be entitled to receive the benefits provided under (i) Section 3 of this Supplement, subject to Employee’s compliance with the conditions set forth in Section 3.4 of the Employment Agreement relating to execution of a release in the form established by Employer, as well as such release contained in this Supplement, and (ii) Section 10 of this Supplement, subject to Employee’s compliance with the conditions set forth in Sections 8 and 9 of this Supplement relating to protection of Employer’s legitimate business interests and goodwill; and

WHEREAS, the Employment Agreement also provides that the severance benefits provided under Section 3.3 thereof are in consideration of Employee’s continuing obligations under the Employment Agreement following termination of employment, including obligations under Article 4 relating to ownership and protection of Halliburton intellectual property and confidential information, Employee agrees that the severance benefits provided under this Supplement serve the same purpose; and

WHEREAS, the parties desire to amend and supplement the Employment Agreement by means of this Supplement to, among other things, provide for a release of any claims or causes of action Employee may have arising from or relating to his employment or service with Employer and set forth the terms of Employee’s continuing obligations relating to the treatment of confidential information and protection of Employer’s legitimate business interests and goodwill; and

WHEREAS, the parties wish to affirm that the terms of the Employment Agreement remain in full force and effect except as amended and supplemented hereby; and

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained in this Supplement, the parties agree as follows:

1.           Resignation.  Employee shall continue to be employed by Employer through the Termination Date, at which time he shall voluntarily resign from employment and simultaneously elect early retirement. Notwithstanding Employee’s voluntary resignation from employment and voluntary election to take early retirement, Employee shall be entitled to receive the severance benefits provided under Section 3 of this Supplement in lieu of the benefits provided under Section 3.3 of the Employment Agreement, and such other benefits and amounts provided in this Supplement.  On the Termination Date, Employee shall voluntarily resign as an officer and director of, and from all other positions, posts, offices and assignments with, Employer and any other Halliburton Entity and sign letters of resignation not inconsistent with the terms of this Supplement, if requested by Employer. Employee acknowledges that from and after the Termination Date he shall have no authority to, and shall not act as an officer, director, employee or in any other capacity for Employer or any Halliburton Entity.

2.           Obligations of Employee.

(a)
Employee agrees that the terms and conditions of this Supplement and the events (including negotiations) leading up to its execution shall remain confidential as between the parties and he shall not disclose them to any other person.  Without limiting the generality of the foregoing, Employee will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning, or in any way relating to, execution of this Supplement or the events (including any negotiations) which led to its execution.  Employee further agrees that he shall not make, directly or indirectly, whether in writing, orally or electronically, any negative, derogatory or other comment that could reasonably be expected to be detrimental to the Halliburton Entities, their business or operations or any of their current or former employees, officers or directors.  The foregoing notwithstanding, Employee may disclose the terms of this Supplement to his immediate family, attorneys and financial advisors provided he informs them of this confidentiality provision and they agree to abide by it.

(b)
Employee agrees to an orderly transition of duties and will provide appropriate details to Employer concerning all of his current business activities and duties.  Employee agrees this transition period will end on the Termination Date.

(c)
Employee reaffirms and acknowledges his existing and continuing obligations under the Employment Agreement, including, without limitation, the obligations set forth in Article 4 thereof relating to ownership and protection of intellectual property and confidential information. Except as may be required by law, Employee also agrees to maintain in confidence any proprietary and confidential information of customers, vendors, or other third parties received or of which he has knowledge as a result of his employment. The prohibitions of this subsection shall not apply, however, to information in the public domain (but only if the same becomes part of the public domain through means other than a disclosure prohibited hereunder or under the Employment Agreement).

(d)
Employee agrees to leave in his office or deliver to Employer on or before the Termination Date all correspondence, memoranda, notes, records, data or information, analyses, drawings, photographs or other documents (including, without limitation, any computer-generated, computer-stored or electronically-stored materials) made, composed or received by Employee, solely or jointly with others, and which as of the Termination Date are in his possession, custody or control and which are related in any manner to the past, present or anticipated business of any of the Halliburton Entities (collectively, the “Company Information”) without retaining any copies thereof. It is the intent of the parties that the foregoing covenant is applicable to all Company Information and all copies thereof, whether in writing or in electronic format, wherever located, including Company Information located on or in Employee’s personally-owned property. Employee hereby grants and conveys to Employer all right, title and interest in and to, including, without limitation, the right to possess, print, copy and sell or otherwise dispose of, all Company Information, and copies, abstracts or summaries thereof, which may have been prepared by Employee or under his direction or which may have come into his possession in any way during the term of his employment with any of the Halliburton Entities and which relate in any manner to the past, present or anticipated business of any of the Halliburton Entities.

(e)
Employee represents and acknowledges that he has no claim or right, title or interest in the property or assets of any of the Halliburton Entities. On or before the Termination Date, Employee shall deliver any such property in his possession or control, including, without limitation, any computers, cellular telephones, any wireless devices such as a “BlackBerry,” credit cards, telephone cards, office keys and security badges furnished by any of the Halliburton Entities for his use.

3.	Obligations of Employer. In lieu of Employer’s obligations under Article 3 of the Employment Agreement, Employer and Employee agree as follows:

(a)	Employee shall be entitled to receive his regular salary through the Termination Date.

(b)
In consideration of Employee’s continuing obligations and promises as set forth in the Employment Agreement and this Supplement, Employer will make a one time severance payment to Employee equal to one year’s annual base salary in effect on the Termination Date, in a single lump sum, less applicable withholding taxes (the “Severance Payment”).  Employee acknowledges that the Severance Payment exceeds and fully satisfies any claim for severance pursuant to any severance plan or program maintained by Employer or any Halliburton Entity or under any law governing Employer or any of the Halliburton Entities.  In the event that Employee is entitled to termination benefits, whether for severance pursuant to any severance plan or program of Employer or any of the Halliburton Entities or under any law governing any of the Halliburton Entities, that cannot be voluntarily released by Employee, the Severance Payment shall be offset and reduced by any such benefits.

(c)
Effective with the later of the Termination Date or the Effective Date, all shares of stock issued to Employee under the 1993 Stock and Incentive Plan as to which restrictions have not lapsed as of the Termination Date will be retained by Employee and all restrictions of any shares thus retained will lapse, all pursuant to the terms of Employee’s underlying restricted stock agreements.

(d)
Effective on the later of the Termination Date or the Effective Date, Employee’s rights to the stock options granted to him under the 1993 Stock and Incentive Plan shall be treated in accordance with the terms of the underlying stock option agreements applicable to approved retention of stock options upon early retirement, after which Employee may exercise such options, if at all, as permitted by such stock option agreements and for the length of time permitted thereby.

(e)
Upon approval of the administrative committee appointed to administer the Supplemental Executive Retirement Plan and Benefit Restoration Plan, Employee will receive the aggregate balance of his accounts under such plans, including applicable interest, in a single lump sum payment, as soon as administratively feasible after the 2010 allocations to such accounts have been determined.  Employee recognizes that a portion of such payments may be subject to a six month waiting period under such plans in accordance with Internal Revenue Code Section 409A.

(f)
Employee shall cease to be a participant in the Halliburton Annual Performance Pay Plan effective as of the Termination Date.  Any annual incentive compensation earned under such Plan for the 2010 plan year shall be paid to Employee at the time that incentive compensation amounts are paid to the other Annual Performance Pay Plan participants.

(g)
Employer acknowledges that Employee is a participant in certain retirement and welfare benefit plans and programs of Employer and Halliburton. Upon termination of Employee’s employment, he shall receive the benefits to which he is entitled in accordance with such plans’ respective terms; provided, however, that, since the severance benefits provided under the Employment Agreement and this Supplement are in excess of any severance benefits under Employer’s severance benefit plan or program, Employee waives any right to severance benefits under such plan or program.

(h)
Employer will provide Employee with cash-in-lieu of $12,000 for outplacement services and $7,500 for financial planning services, as well as reimbursement or payment for an executive physical examination for 2010.

(i)
The Severance Payment and the payments provided for in Section 3(h) above will be made no earlier than the later to occur of the Termination Date or Effective Date and will be made as soon as administratively feasible, but not later than 60 days after the relevant date.  Applicable withholding taxes will be deducted from all payments due Employee hereunder.

4.           Prior Rights and Obligations. Employee and Employer acknowledge that all rights and obligations of the parties relating to the employment or termination of employment of Employee with Employer or any of the Halliburton Entities are embodied in this Supplement and the Employment Agreement, as well as that certain letter of intent dated April 30, 2008, entered into by the parties. Except as set forth herein and therein, the parties shall have no further employment or contractual relationship; provided, however, that the foregoing provision shall not be interpreted or construed in such a manner as to limit, extinguish or otherwise adversely affect Employee’s rights and the obligations of any of the Halliburton Entities under any employee retirement or welfare benefit plans, except severance plans, of Employer or the other Halliburton Entities in accordance with such plans’ respective terms.

5.           No Admissions.  Employee expressly understands and agrees that the terms of this Supplement and the release contained herein are contractual and not merely recitals and that the agreements herein and the consideration paid pursuant to Section 3.3 of the Employment Agreement and Section 3 of this Supplement is to compromise doubtful and disputed claims, avoid litigation, and buy peace, having the force of res judicata accorded to settlements under certain laws applicable to any of the Halliburton Entities, and that no statement or consideration given shall be construed as an admission of any claim by any of the Halliburton Entities or their respective employees, officers, directors, shareholders, trustees, insurers, agents and representatives (collectively, including Employer, the “Halliburton Parties”), all such admissions being expressly denied. Moreover, neither the Employment Agreement, this Supplement nor anything in the Employment Agreement or this Supplement shall be construed to be or shall be admissible in any proceeding as evidence of an admission by Employer or Halliburton of any violation of their policies, procedures, state or federal laws or regulations. The Employment Agreement and this Supplement may be admitted into evidence, however, in any proceeding to enforce such agreements. In such event, such admission shall be pursuant to an order protecting its confidentiality.

6.               Employee’s Representation.  (a)  Employee represents, warrants and agrees that he has not filed any claims, appeals, complaints, charges or lawsuits against any of the Halliburton Parties with any governmental agency or court and that he will not file or permit to be filed or accept any benefit from any claim, complaint or petition filed with any court by him or on his behalf at any time hereafter; provided, however, that this shall not limit Employee from enforcing his rights under the Employment Agreement and this Supplement. Further, Employee represents and warrants that no other person or entity has any interest in, or assignment of, any claims or causes of action he may have against any Halliburton Party and which he now releases in their entirety; (b) Additionally, Employee specifically acknowledges that he understands that he is not waiving any right, claim, or legal matter through this Supplement that cannot be waived, under law, by private agreement.  Employee also understands that this Supplement is not intended to waive or interfere with his right to institute a proceeding with any government agency where such waiver would be contrary to law.  However, in connection with any such proceeding, Employee waives any right or entitlement to additional compensation or other individual relief except to the extent, if any, such waiver is prohibited by law.

7.      General Release and Discharge.  Except for those obligations created or acknowledged by this Supplement and the Employment Agreement, and in consideration of the payments and other benefits to be made or provided to Employee under this Supplement and the Employment Agreement, and as a material inducement to Employer to enter into this Supplement, Employee, on behalf of himself and his heirs, executors, administrators, assigns, and successors, hereby agrees to release, acquit and discharge and does hereby release, acquit and discharge Employer, all Halliburton Entities and all Halliburton Parties (both in their official and individual capacities), collectively and individually, with respect to and from any and all claims and any and all causes of action, of any kind or character, whether now known or unknown, he may have against any of them which exist as of the Termination Date, including, but not limited to, any claim for benefits, compensation, stock, stock options, costs, damages, expenses, remuneration, salary or wages; and all claims or causes of action arising from his employment, termination of employment, or any alleged discriminatory employment practices, including but not limited to, any and all claims and causes of action arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq. (“ADEA”) and any and all claims and causes of action arising under any other federal, state or local laws pertaining to discrimination in employment or equal employment opportunity; except that the parties agree that Employee’s release, acquittal and discharge shall not relieve Employer from its obligations under the Employment Agreement and this Supplement. This release also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit.

8.           Proprietary and Confidential Information/Non-Disclosure. In accordance with Employee's existing and continuing obligations, Employee agrees and acknowledges that the various Halliburton Entities have developed and own valuable information which is confidential, unique, with material pecuniary value on the open market, and specific to the Halliburton Entities ("Proprietary and Confidential Information") and which includes, without limitation, trade secrets; financial information, projections and forecasts; marketing plans and strategies; business and implementation plans; engineering plans; prospect lists; technical information concerning products, equipment, services and processes; procurement procedures and pricing techniques; names and other information (such as credit and financial data) concerning customers and business affiliates; and all other concepts, ideas, plans, strategies, analyses, surveys, and proprietary information related to the past, present or anticipated business of various of the Halliburton Entities. Except as may be required by law, Employee agrees that he will not at any time disclose to others, permit to be disclosed, use, permit to be used, copy or permit to be copied, any such Proprietary and Confidential Information (whether or not developed by Employee and whether or not received as an employee) without prior written consent of the Chief Executive Officer of Halliburton.

Except as may be required by law, Employee further agrees to maintain in confidence any proprietary and confidential information of third parties received or of which he has knowledge as a result of his employment. Employee further acknowledges and agrees that if he is required by law, pursuant to a validly issued subpoena or other governmental or legal process to disclose any Proprietary and Confidential Information, Employee will immediately advise the Halliburton Entities that a subpoena or other governmental order has been served, so that the Halliburton Entities may have an opportunity to object or move to quash the subpoena or governmental order in question.  The prohibitions of this Section 8 shall not apply, however, to information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder).

9.           Restrictive Covenants:  Protection of Employer’s Interests and Goodwill.

(a)
Halliburton is one of the world’s largest oilfield services companies, providing a comprehensive range of services and products for the exploration, development, and production of oil and gas, to major national, international, and independent oil and gas companies throughout the world.

(b)
Employee acknowledges that in his role at Halliburton, he obtained, possessed and otherwise had substantial access to significant portions of Halliburton’s Proprietary and Confidential Information as defined herein, including strategies and business plans; supervised and managed key employees, and was responsible for key customer and supplier relationships on a worldwide basis.

(c)
Employee and Employer agree and acknowledge that the Halliburton Entities have developed and own and will develop and own valuable Proprietary and Confidential Information and that the Halliburton Entities have goodwill and will continue to enjoy substantial goodwill unless disturbed by Employee. Employee and Employer further agree and acknowledge that the Halliburton Entities, and Employer on their behalf, have a substantial and legitimate business interest in protecting their Proprietary and Confidential Information and goodwill.

(d)
Non-Competition Period:  For a 2-year period beginning on the first business day following the later of  the Termination Date or the Effective Date of this Supplement (the “Non-Competition Period”), Employee agrees to the following covenants:

(i)           Non-Competition: Except as provided below, Employee will not directly or indirectly, for his own purposes or for the purposes of others, participate in the ownership, management, operation or control of, or be or become a stockholder, officer, employee, partner, director, or agent of, or a consultant to, or render advice or services to, or otherwise assist, any person, business or legal entity, their respective affiliates (including affiliates formed or acquired after the date hereof) or successors (collectively, the “Competitive Businesses”) in competing with any of the Halliburton Entities or any of the activities relating to, arising under, or included within the business activities of the Halliburton Entities, including those described in Section 9(a) above, anywhere in the world.

(ii)           Non-Solicitation: Employee will not directly or indirectly, for his own purposes or for the purposes of others, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner, or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity: (A) hire or attempt to hire, contact or solicit with respect to hiring, any person who is or who has been within the preceding nine-month period or during the Non-Competition Period, an employee of, full-time consultant to, or contract employee of any of the Halliburton Entities; or (B) induce or otherwise counsel, advise or encourage any employee or full-time consultant to leave any of the Halliburton Entities; or (C) attempt to divert or take away, or induce another person to attempt to divert or take away, any customer, consultant, franchisee or vendor of any of the Halliburton Entities with whom Employee dealt, directly or indirectly, during his employment with Employer or any of the other Halliburton Entities.

                (iii)    Geographic Scope of Restriction:  The obligations of this Section 9 shall apply to any geographic area in which any of the Halliburton Entities:

a.
Has engaged in business by providing services and/or products for the exploration, development, and production of oil and gas, to major national, international, and independent oil and gas companies, including both United States and international locations; or

b.	Has otherwise established its goodwill, business reputation or any customer or supplier relations.

The above notwithstanding, nothing in this Section 9 shall prohibit Employee and his affiliates from owning, as passive investors, in the aggregate not more than five percent of equity securities of any publicly held Competitive Business.

(e)
Employee represents and warrants that the time, scope and geographic area restricted by the provisions of this Section are reasonable, that the enforcement of the restrictions contained herein will not be unduly burdensome on Employee, and that Employee will be able to earn a reasonable living while abiding by the terms imposed herein. Employee agrees that the restraints created by the covenants of this Section 9 are no greater than necessary to protect the legitimate interests of the Halliburton Entities, including their Proprietary and Confidential Information and goodwill. In addition, Employee agrees that the need of the Halliburton Entities for the protection afforded by such covenants is not outweighed by the hardship to Employee, nor is any injury to the public likely to result from such restraints. Employee irrevocably waives all defenses to the strict enforcement of the covenants contained in this Section 9 and agrees that his breach or violation of the covenants contained in Sections 8 and/or 9, or any threatened breach or violation thereof, shall entitle Employer, on its own behalf or on behalf of any of the Halliburton Entities, as a matter of right, to specific performance and injunctive relief issued by any court of competent jurisdiction, without the requirement to post a bond, restraining any further or continued breach or violation of any such covenants. Such remedies shall not be deemed the exclusive remedies for breach of Sections 8 and/or 9, but shall be in addition to all remedies available at law or in equity to Employer, including, without limitation, recovery of damages from Employee and his agents involved in such breach. In addition, Employee agrees that any breach by him of  any of the covenants contained in Sections 8 and 9 will entitle Employer, for and on behalf of the other Halliburton Entities, to recover the payments or other consideration paid to Employee under Section 10 hereof. Further, Employee agrees that the Halliburton Entities are entitled to insist on full compliance by Employee with the full terms, including time periods, set forth in this Section 9.

(f)
It is expressly understood and agreed that Employer and Employee consider the restrictions contained in this Section 9 to be reasonable and necessary to protect the Proprietary and Confidential Information and/or goodwill and that Employee’s obligations to keep such information confidential shall survive termination of the Non-Competition Period. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced, it being expressly understood and agreed by Employee that the provisions of this Section are reasonably necessary to protect the Halliburton Entities’ legitimate business interests and are designed particularly to protect their Proprietary and Confidential Information and goodwill.

10.           Non-Competition and Non-Solicitation Consideration.

(a)
In consideration of Employee's covenants and promises as set forth in Sections 8 and 9 hereof, but expressly subject to the provisions of Section 9(e), Employer will make a cash payment to Employee for the prorated amount earned, if any, under the Performance Unit Program for only those performance cycles that Employee has been approved for participation in prior to the Termination Date, which if due will be paid on the later of (i) the date payments are made to other participants under the Program, in accordance with the terms of such Program for the applicable Cycle, or (ii) the end of the Non-Competition Period.  Employee shall not participate in the Performance Unit Program for any performance cycles other than those for which he has been approved prior to the Termination Date.  Employee shall not participate in the 2010 Cycle.

(b)
Payment of the amounts set forth in Section 10(a) will be made only if Employee’s obligations set forth in Sections 8 and 9 are fully satisfied at all times during the Non-Competition Period and at the time such amounts are payable. Employee understands and agrees that his right to all or any portion of the payment provided for herein, and Company's obligation to make payment of the entire amount or any portion thereof, are dependent and conditioned on Employee's compliance in full with all provisions contained in Sections 8 and 9.  Any failure on the part of Employee to comply with each such provision, including any attempt by or on behalf of Employee to have any such provision declared unenforceable in whole or in part by an arbitrator or court, shall excuse Employer forever from the obligation to make the payments, in whole or in part, provided for in Section 10(a).

11.           ADEA Rights.  Employee expressly acknowledges and agrees that by entering into this Supplement, he is waiving any and all rights or claims that he may have arising under ADEA.  Employee further expressly acknowledges and agrees that:

(a)	In return for the release contained in this Supplement, he will receive consideration beyond that which he would have been entitled to receive but for the Employment Agreement and this Supplement;

(b)
He was given a copy of this Supplement on April 30, 2008, and he has twenty-one (21) days from such date to review it before accepting, and that subsequent changes to this Supplement, whether material or immaterial, shall not restart such 21-day review period;

(c)	He has been advised in writing by Employer to consult with an attorney before signing this Supplement; and

(d)	If he accepts this Supplement, he will have seven (7) days following the date of execution of this Supplement to revoke this Supplement.

12.           Agreement Voluntary. Employee acknowledges and agrees that he has carefully read this Supplement and understands that, except as expressly reserved herein, it is a release of all claims, known and unknown, past or present, including all claims under the ADEA. He further agrees that he has entered into this Supplement for the above stated consideration. He warrants that he is fully competent to execute this Supplement which he understands to be contractual. He further acknowledges that he executes this Supplement of his own free will, after having a reasonable period of time to review, study and deliberate regarding its meaning and effect, and after being advised to consult with an attorney, and without reliance on any representation of any kind or character not expressly set forth herein. Finally, he executes this Supplement fully knowing its effect and voluntarily for the consideration stated above.

13.           Effective Date. The Effective Date shall be eight (8) days after the execution of this Supplement by Employee and Employer, provided Employee has not exercised his right of revocation pursuant to Section 11(d) above. This Supplement will become binding in its entirety upon Employee and Employer, and all of its provisions will be irrevocable on the Effective Date.

14.           Payment of Taxes.  Employee agrees that he shall be exclusively liable for the payment of all employee federal and state taxes which may be due as a result of the consideration received herein and Employee represents that he shall make payments of such taxes at the time and in the amount required.

15.           Dispute Resolution.  Each of the parties affirm that Section 5.6 of the Employment Agreement pertaining to resolution of disputes likewise controls with respect to the resolution of disputes hereunder; provided, however, that Employer, for and on behalf of itself and the other Halliburton Entities, shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or a continuation of any breach of the provisions of Sections 8 and/or 9 and Employee hereby consents that such restraining order or injunction may be granted without the necessity of Employer posting any bond.

16.           Further Executions.  The parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Supplement and which are not inconsistent with its terms or the terms of the Employment Agreement.

17.           Entire Agreement.  This Supplement, as well as that certain letter of intent dated April 30, 2008, between Employee and Employer, amends and supplements the Employment Agreement to the extent set forth herein and therein. The parties hereto expressly affirm that, except as amended and supplemented hereby and thereby, the provisions of the Employment Agreement remain in full force and effect. This Supplement, the letter of intent, and the Employment Agreement constitute the entire agreement and understanding of the parties with regard to the terms of Employee’s employment, termination of employment and severance benefits and contain all of the covenants, promises, representations, warranties and agreements between the parties with respect to such matters. Each party to this Supplement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters which is not embodied in the aforementioned agreements, and that no agreement, statement, or promise relating to the employment or termination of employment of Employee that is not contained in such agreements shall be valid and binding. No amendment to or modification of this Supplement shall be effective unless reduced to writing and signed by the parties.

18.           Notice. For purposes of this Supplement and the Employment Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee or Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage pre-paid, addressed as follows:

If to Employer, to Halliburton Company at Five Houston Center, 1401 McKinney, Suite 2400, Houston, Texas 77010, to the attention of the General Counsel of Halliburton Company; or to such other address of which Employee has been duly notified.

If to Employee, to his last known personal address.

19.           Section 409A of the Code.  Notwithstanding any provision of this Supplement to the contrary, the following provisions shall apply for purposes of complying with Section 409A of the Internal Revenue Code and applicable Treasury authorities (“Section 409A”):

(a)
If Employee is a “specified employee,” as such term is defined in Section 409A and determined as described below in this Section 19, any payments or benefits payable or provided as a result of Employee’s termination of employment shall not be payable before the earlier of (i) the date that is six months after Employee’s termination, (ii) the date of Employee’s death, or (iii) the date that otherwise complies with the requirements of Section 409A.

(b)
If any provision of this Supplement would result in the imposition of an applicable tax under Section 409A, Employee and Employer agree that such provision will be reformed to avoid imposition of the applicable tax in a manner that will result in the least adverse economic impact on Employee.

IN WITNESS WHEREOF, Employer and Employee have duly executed this Supplement in multiple originals to be effective on the Effective Date.

HALLIBURTON ENERGY SERVICES, INC.

By: _________________________                                                             _____________________

Lawrence J. Pope                                                                                                David S. King

Executive Vice President, Administration                                                      Date:  _______________
& Chief HR Officer, Halliburton Company

Date: _______________